STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
VECTOR 21 HOLDINGS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth "so that, as amended, said Article shall be amended to add the text as follows:

> Fourth: The following shall be added as the second paragraph of Article Fourth. Each share of issued and outstanding Common Stock as of a record date of May 12, 2021, is reverse split on a one-for-eight-thousand basis on May 13, 2021 at 4 PM EDT, such that each old share represents 1/8000 of a new share. A surrender of the old share certificate is not required to be made by each shareholder, and the stockholder records will be automatically adjusted to reflect the reverse split. Fractional Shares shall be rounded up to the next whole share. Effective as of 5 pm EDT on May 13, 2021, all issued and outstanding common shares, after the rounding up for fractional shares to next whole share, shall be forward split on the basis of 100-new-shares for-one-old-share of common stock. The new split adjusted share certificates will be transmitted to the shareholders of record when old certificates are surrendered to the transfer agent. Fractional shares will be rounded up to the next whole share in beneficial owner's names.

SECOND: That, pursuant to resolution of its Board of Directors, a Written consent of a majority of the stockholders of said corporation was duly delivered in accordance with Section 228 of the General Corporation Law of the State of Delaware in which written consent for the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the effective date of this Amendment shall be May 12, 2021.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of April 2021.

By: ______________________
Authorized Officer

Title: CEO

Name: Redgie Green
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:24 PM 05/11/2021
FILED 03:24 PM 05/11/2021
SR 20211711685 - File Number 5395887